Exhibit 1(m)

MUTUAL OF AMERICA INVESTMENT CORPORATION

ARTICLES SUPPLEMENTARY TO THE CHARTER

Mutual of America Investment Corporation, a Maryland corporation (the Corporation), with its principal office c/o Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The total number of shares of capital stock of all classes that the Corporation has authority to issue is three billion five hundred million (3,500,000,000) shares of common stock, par value $.01 per share, with an aggregate par value of thirty-five million dollars ($35,000,000).

SECOND:  Pursuant to the authority vested in the Board of Directors of the Corporation by Sections 5.1 and 5.2 of the Articles of Incorporation of the Corporation (“Articles”) and a resolution duly adopted by the Board of Directors at its meeting on February 24, 2005, the following new classes of shares have been created:  Mid-Cap Value Fund, Small Cap Growth Fund and Small Cap Value Fund.

THIRD:  Pursuant to authority vested in the Board of Directors of the Corporation by Section 5.1 of the Articles and a resolution duly adopted by the Board of Directors at its meeting held February 24, 2005, the authorized shares allocated to the Mid-Cap Value Fund, Small Cap Growth Fund and Small Cap Value Fund are initially set in the following amounts:

Mid-Cap Value Fund	-	10,000,000
Small Cap Growth Fund	-	10,000,000
Small Cap Value Fund	-	10,000,000

The relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of each such class are the same as for shares previously allocated to the other classes of shares issued by the Corporation prior to the date hereof.

IN WITNESS WHEREOF, the President of the Corporation has signed these Articles Supplementary in the Corporation’s name and on its behalf and acknowledges that these Articles Supplementary are the act of the Corporation, and states that to the best of his knowledge, information and belief all matters and facts set forth therein relating to the authorization and approval of the Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

Date: March 25, 2005	MUTUAL OF AMERICA
INVESTMENT CORPORATION
Attest:

/s/ Thomas L. Martin	/s/ Manfred Altstadt
Thomas L. Martin	Manfred Altstadt
Secretary	President, Chairman and CEO

(seal)